EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-231-8600, ext. 117
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA  90024

UNICO AMERICAN CORPORATION REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS

Woodland Hills, CA, August 11, 2009 – Unico American Corporation.  (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced its financial results for the second quarter ended June 30, 2009.  Revenues were $10.7 million and net income was $0.7 million ($0.12 diluted income per share) compared with revenues of $11.8 million and net income of $0.8 million ($0.14 diluted income per share) for the quarter ended June 30, 2008.  For the six months ended June 30, 2009, revenues were $21.2 million and net income of $1.7 million ($0.31 diluted income per share) compared with revenue of $24.1 million and net income of $1.7 million ($0.31 diluted income per share) for the six months ended June 30, 2008.

Second Quarter Highlights

•	Product Development Activity:

o
We gained regulatory approval and implemented significant rate reductions for all major coverage components of our Auto Repair Program.  We expect that change to improve our position in this increasingly-competitive marketplace while, at the same time, targeting an underwriting profit.  We also broadened the availability of that program’s Coverage Enhancement forms, now available through 15 different agents and brokers (formerly available through only one broker).

o
We gained regulatory approval and implemented significant changes to our Food Establishment Program’s eligibility guidelines, allowing more food establishments to qualify for lower rates. We also gained regulatory approval and implemented significant procedural and eligibility changes to our Convenience Stores Program. We expect these changes to improve our position in this increasingly-competitive marketplace while, at the same time, targeting an underwriting profit.

o
We began expansion of our Towing Operation Program into other States.  Historically the program was offered only in California.  As of June 26, 2009, it also became available in Arizona and we are working to add more states within the next twelve months.   Also, we gained regulatory approval and implemented a significant rate increase for this program, so as to preserve our ability to make an underwriting profit.  Early indications are that the rate increase is causing our sales of this product to decline; however, we remain optimistic about the program’s long-terms prospects.  Based on our significant experience with this niche, we believe that our main competitors are now underwriting their policies at inadequate rates.

•	Sales Force Activity

o	As of June 30, 2009, the Company had twelve appointed agents. Our current goal is to have eighteen agents by December 31, 2009.

o
We engaged in a variety of additional promotional activities during the second quarter.  That activity included direct marketing to and branding with consumers, through the help of our marketing personnel and newly-appointed agency force.

Market Conditions and Outlook

Despite our stepped-up efforts to deliver more competitive products and services, competition continues to capture market share by lowering their rates even further.  In many of those situations, we believe that our competition is underwriting at inadequate rates and that it would be inappropriate for us to follow their lead.  Hence, our sales continue to slip in most product lines.

Second Quarter 2009 Financial Results

In the second quarter ended June 30, 2009, revenues were $10.7 million and net income was $0.7 million ($0.12 diluted income per share) compared with revenues of $11.8 million and net income of $0.8 million ($0.14 diluted income per share) for the quarter ended June 30, 2008.  The decrease in revenues was primarily the result of lower investment income and reduction in premiums earned, caused by the Company’s selective risk underwriting stance during the quarter, in the face of what it perceived to be intense competition and inadequate rates in many niche markets.

Net premium earned was $7.9 million or 74% of total revenues in the quarter ended June 30, 2009, compared to net premium earned of $8.6 million or 73% of total revenues in the quarter ended June 30, 2008.

Net investment income for the quarter ended June 30, 2009, was $1.1 million, compared to $1.5 million in the quarter ended June 30, 2008.  Annualized yield on average invested assets was 3.2% for the quarter ended June 30, 2009, compared to 4.1% in the quarter ended June 30, 2008.

Total insurance company revenues in the quarter ended June 30, 2009, were $9.2 million or 86% of total revenues, compared to total insurance company revenues of $10.3 million or 87% of revenues in the quarter ended June 30, 2008.

Gross commissions and fees were $1.4 million for each of the quarters ended June 30, 2009 and 2008.

Losses and loss adjustment expenses were $4.8 million or 61% of net premium earned in the quarter ended June 30, 2009, compared to $6.1 million or 71% of net premiums earned in the quarter ended June 30, 2008.  The decrease was due to an increase in favorable development to $1.1 million in the quarter ended June 30, 2009, from $0.3 million in the quarter ended June 30, 2008.

Policy acquisition costs were $2.0 million in the quarter ended June 30, 2009, compared to $2.1 million in the quarter ended June 30, 2008, and commissions to agents and brokers were $0.3 million for each of the quarters ended June 30, 2009 and 2008.

Other operating expenses increased $0.5 million to $1.3 million for the three months ended June 30, 2009 compared to $0.8 for the three months ended June 30, 2008.  The increase in other operating expenses is primarily due to an increase in the Company’s reserve for bad debts and the fees charged by the California Department of Insurance for performing its required tri-annual examination of the Company’s insurance subsidiary.  The reserve for bad debt increased $351,385 representing 25% of the $1,405,538 due the Company’s general agency subsidiary from a recently appointed agent of the Company.  In May 2009, the Company terminated that agent’s agency agreement and assumed ownership and control of that agent’s policy expirations written with the Company.  The Company has commenced legal proceedings against the agent and the agent’s guarantors for recovery of the balance due and any related recovery costs incurred.  The Company’s bad debt reserve is subject to change as more information becomes available.

Total expenses for the quarter ended June 30, 2009, were $9.7 million compared to $10.7 million for the quarter ended June 30, 2008.

First Half 2009 Financial Results

For the six months ended June 30, 2009, revenues were $21.2 million and net income was $1.7 million ($0.31 diluted income per share) compared with revenues of $24.1 million and net income of $1.7 million ($0.31 diluted income per share) for the six months ended June 30, 2008.

Net premium earned was $15.5 million or 73% of revenues for the six months ended June 30, 2009, compared to net premium earned of $17.5 million or 73% of revenues for the six months ended June 30, 2008.

Net investment income before realized investment gains or losses for the six months ended June 30, 2009, was $2.4 million, compared to $3.1 million for the six months ended June 30, 2008.  Annualized yield on average invested assets was 3.3% for the six months ended June 30, 2009, compared to 4.3% for the six months ended June 30, 2008.

Total insurance company revenues were $18.3 million or 86% of total revenues in the six months ended June 30, 2009, compared to total insurance company revenues of $20.9 million or 87% of revenues for the six months ended June 30, 2008.

Gross commissions and fees were $2.8 million in the six months ended June 30, 2009, compared to $2.9 million for the six months ended June 30, 2008.

Loss and loss adjustment expenses were $9.4 million or 61% of net premium earned, for the six months ended June 30, 2009, compared to $12.3 million or 70% of net premiums earned for the six months ended June 30, 2008.  The decrease was due to both a lower level of property claims and an increase in favorable development to $1.8 million in the six months ended June 30, 2009, from $0.7 million for the six months ended June 30, 2008.

Policy acquisition costs were $3.9 million in the six months ended June 30, 2009, compared to $4.2 million for the six months ended June 30, 2008, and commissions to agents and brokers were $0.6 million in both the six months ended June 30, 2009 and June 30, 2008.

Other operating expenses increased $0.4 million to $2.0 million for the six months June 30, 2009 compared to $1.6 million for the six months ended June 30, 2008.  The increase in other operating expenses is primarily due to an increase in the Company’s reserve for bad debts (described above under “Second Quarter 2009 Financial Results”) and fees charged by the California Department of Insurance for performing its required tri-annual examination of the Company’s insurance subsidiary.

Total expenses for the six months ended June 30, 2009, were $18.7 million compared to $21.5 million for the six months ended June 30, 2008.

Financial Condition

As of June 30, 2009, the Company had cash and investments (at amortized cost) of $142.6 million.  $127.3 million, or 89% of these investments were fixed maturity investments, and 83% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.9 million as of June 30, 2009, or $13.64 per common share including unrealized after-tax investment gains of $3.2 million and after a cash dividend to shareholders of $0.18 per share paid on May 1, 2009, compared to stockholders’ equity of $77.0 million or $13.81 per common share including unrealized after-tax investment gains of $4.9 million as of December 31, 2008.

“We are pleased to continue our practice of writing business with long-term success in mind,” said Mr. Cary Cheldin, President of Unico.  “Over the more than twenty four years that Crusader has been writing business, that has meant periods of slower growth, in times of greater competition, balanced by periods of more rapid expansion when competition lessens.  In the current environment, we are pleased to have again been profitable.  By continuing to invest our resources in marketing and product development as much as possible, given our prudent stance, we believe that we are ensuring a better future for our shareholders.”

About Unico American Corporation

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30	December 31
	2009	2008
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: June 30,
2009 $127,278; December 31, 2008 $135,540)	$132,114	$142,972
Short-term investments, at cost	15,292	9,502
Total Investments	147,406	152,474
Cash	26	28
Accrued investment income	1,104	1,301
Premiums and notes receivable, net	5,221	4,681
Reinsurance recoverable:
Paid losses and loss adjustment expenses	66	114
Unpaid losses and loss adjustment expenses	17,969	19,816
Deferred policy acquisition costs	5,231	5,220
Property and equipment (net of accumulated depreciation)	318	360
Deferred income taxes	361	-
Other assets	967	609
Total Assets	$178,669	$184,603

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$74,582	$78,655
Unearned premiums	20,390	19,962
Advance premium and premium deposits	1,347	1,193
Income taxes payable	-	559
Deferred income taxes	-	795
Accrued expenses and other liabilities	6,470	6,481
Total Liabilities	$102,789	$107,645

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,564,452 at June 30, 2009, and 5,574,315 at
December 31, 2008	$3,564	$3,569
Accumulated other comprehensive income	3,192	4,905
Retained earnings	69,124	68,484
Total Stockholders’ Equity	$75,880	$76,958

Total Liabilities and Stockholders' Equity	$178,669	$184,603

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
REVENUES
Insurance Company Revenues
Premium earned	$10,222	$10,806	$20,096	$21,952
Premium ceded	2,359	2,225	4,614	4,446
Net premium earned	7,863	8,581	15,482	17,506
Net investment income	1,144	1,481	2,367	3,078
Net realized investment gains	-	-	-	6
Other income	196	208	401	322
Total Insurance Company Revenues	9,203	10,270	18,250	20,912

Other Revenues from Insurance Operations
Gross commissions and fees	1,354	1,415	2,794	2,887
Investment income	1	15	1	41
Finance charges and fees	94	119	193	244
Other income	1	3	4	7
Total Revenues	10,653	11,822	21,242	24,091

EXPENSES
Losses and loss adjustment expenses	4,787	6,081	9,422	12,276
Policy acquisition costs	1,971	2,077	3,925	4,158
Salaries and employee benefits	1,281	1,398	2,710	2,835
Commissions to agents/brokers	295	318	609	640
Other operating expenses	1,323	782	2,032	1,569
Total Expenses	9,657	10,656	18,698	21,478

Income Before Taxes	996	1,166	2,544	2,613
Income tax provision	312	385	831	872
Net Income	$684	$781	$1,713	$1,741

PER SHARE DATA:
Basic
Earnings Per Share	$0.12	$0.14	$0.31	$0.31
Weighted Average Shares	5,567	5,625	5,568	5,625
Diluted
Earnings Per Share	$0.12	$0.14	$0.31	$0.31
Weighted Average Shares	5,605	5,668	5,606	5,669

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	For the Six Months Ended
	June 30
	2009	2008
Cash Flows from Operating Activities:
Net Income	$1,713	$1,741
Adjustments to reconcile net income to net cash from operations
Depreciation	98	106
Bond amortization, net	172	130
Net realized investment gains	-	(6)
Changes in assets and liabilities
Premium, notes and investment income receivable	(343)	349
Reinsurance recoverable	1,895	5,102
Deferred policy acquisitions costs	(12)	403
Other assets	35	2
Reserve for unpaid losses and loss adjustment expenses	(4,073)	(8,809)
Unearned premium reserve	428	(2,068)
Funds held as security and advanced premiums	155	(943)
Accrued expenses and other liabilities	(12)	1,722
Income taxes current/deferred	(1,224)	77
Net Cash (Used in) Operations	(1,168)	(2,194)

Investing Activities
Purchase of fixed maturity investments	(12,409)	(30,242)
Proceeds from maturity of fixed maturity investments	20,500	31,435
Proceeds from sale of fixed maturity investments	-	506
Net (increase) in short-term investments	(5,790)	429
Additions to property and equipment	(57)	(12)
Net Cash Provided by Investing Activities	2,244	2,116

Financing Activities
Dividends paid to shareholders	(1,002)	-
Repurchase of common stock	(76)	-
Net Cash Used in Financing Activities	(1,078)	-

Net decrease in cash	(2)	(78)
Cash at beginning of period	28	109
Cash at End of Period	$26	$31

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$2,059	$800